Exhibit 99.1

For Immediate Release:	Contact:	Howard Green
SVP of Corporate Development
(914) 921-7729

For further information please visit
www.gabelli.com

GAMCO Investors, Inc. Reports Results for the First Quarter 2020

-	First quarter net income was $11.2 million vs. $19.9 million a year ago
-	Fully diluted first quarter earnings were $0.42 per share versus $0.70 per share a year ago
-	March 31, 2020 AUM was $27.5 billion
Rye, New York, May 8, 2020 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) today reported its operating results for the quarter ended March 31, 2020.
As world leaders focused on the unprecedented human and economic challenges of COVID-19, global equity markets plunged as the coronavirus pandemic spread. In March, the unfolding events led to the worst month for stocks since 2008 and the worst first quarter since 1937.
For our part, (y)our team is observing social distancing guidelines and remains fully operational and focused, with teammates in the office on a rotating schedule. Over the years we have invested in technology and infrastructure that allow teammates to work remotely in anticipation of the need to invest seamlessly from remote locations.

Past and Future - Giving Back to Society

Since the inception of GAMCO’s shareholder designated charitable contribution (“SDCC”) program in 2013, shareholders have designated contributions of over $31 million to over 280 501(c)(3) initiatives, including $4.5 million paid in 2020. This program underscores our commitment to managing socially responsible portfolios since 1987, which has evolved to include integrating ESG (environmental, social, and governance) factors into the analysis of companies and the structuring of portfolios.

Approximately $57 million has been donated to charities by GAMCO, including through our SDCC program, since our initial public offering in February 1999.

First Quarter Results

Financial Highlights (Unaudited)
	Three Months Ended
(In thousands, except per share data)	March 31, 2020	March 31, 2019

U.S. GAAP Basis
Revenues	$69,567	$74,336
Operating income	25,320	28,613
Net income	11,245	19,892
Diluted earnings per common share (a)	$0.42	$0.70
Weighted average diluted shares outstanding	26,770	28,539
Shares outstanding	27,705	28,853

Assets Under Management
AUM - average (in millions)	$33,589	$36,837
AUM - end of period (in millions)	27,505	37,273

(a) CEO waiver of compensation bolstered earnings by $0.36 per share in the
March 31, 2019 quarter.

Revenues

-	Total revenues for the first quarter of 2020 were $69.6 million compared with $74.3 million in the first quarter of 2019.

-	Investment advisory fees were $62.3 million in the first quarter of 2020 versus $65.9 million in the first quarter of 2019:

-	Gabelli Funds’ revenues were $40.7 million compared to $43.6 million in the first quarter of 2019.

-
Institutional and Private Wealth Management revenues, which are generally billed on portfolio values at the beginning of the quarter, were $20.0 million compared to $20.8 million in the year ago quarter.

-	SICAV revenues were $1.6 million versus $1.5 million in last year’s first quarter.

-	Distribution fees from our equity mutual funds and other income were $7.3 million for the quarter versus $8.4 million in 2019.

Operating Income

For the quarter, operating income was $25.3 million versus $28.6 million in the year ago quarter. In the year ago quarter, the CEO compensation waiver boosted operating income by $13.9 million. In the current quarter, the change in the share price of GBL aided operating income by $1.4 million versus a $12.6 million drag on operating income a year ago.

Non-Operating Income

Mark to market investment losses were $9.7 million in the first quarter of 2020 versus $1.2 million in the first quarter of 2019. Interest expense was $0.6 million in the first quarter of 2020 versus $0.7 million in the first quarter of 2019.

Income Taxes

GAMCO’s effective tax rate for the quarter ended March 31, 2020 was 24.9% versus 25.7% for the quarter ended March 31, 2019.

Business Highlights

-
As a result of the COVID-19 pandemic, the majority of our teammates are working remotely. However, there has been no material impact of remote work arrangements on our operations, including our financial reporting systems, internal control over financial reporting, and disclosure controls and procedures, and there has been no material challenge in implementing our business continuity plan.

-	We distributed $4.5 million under our SDCC Program during 2020, bringing the total distributed through that program to $31.3 million since its inception.

-
Our 30th Annual Pump, Valve & Water Systems Symposium took place on February 27 in New York City. The meeting featured presentations by senior management of several leading industrial companies with an emphasis on industrial and municipal water use and the role of technology.

-
Our 11th Annual Specialty Chemicals Conference was held on March 12.  The virtual meeting featured presentations by several leading specialty chemical companies, with an emphasis on industry dynamics, new technologies, and company fundamentals.

-	On April 2nd, we hosted our 6th Annual Waste & Environmental Services Symposium via webcast. The timely conference featured presentations by leading companies.

Balance Sheet

GAMCO ended the quarter with cash and investments of $98.7 million and debt of $24.2 million.

Returns to Shareholders

GAMCO paid $0.6 million in dividends during the first quarter of 2020 and purchased 55,093 shares at an average price of $17.16 per share, or $0.9 million in total. Since our initial public offering in February 1999, we have returned $2.0 billion to shareholders consisting of $1.0 billion of spin-offs (valued at the time of the spin-offs), $496.1 million in the form of dividends, and $502.1 million through stock buybacks of approximately 12.7 million shares.

On May 5, 2020, GAMCO’s board of directors declared a regular quarterly dividend of $0.02 per share, which is payable on June 30, 2020 to class A and class B shareholders of record on June 16, 2020.

About GAMCO Investors, Inc.

Since inception in 1977, GAMCO has been identified with its research driven approach to equity investing and Private Market Value (PMV) with a CatalystTM investment approach.

GAMCO conducts its investment advisory business principally through two subsidiaries, which are registered investment advisors: Gabelli Funds, LLC (mutual and closed-end funds) and GAMCO Asset Management Inc. (Institutional and Private Wealth Management).

GAMCO provides investment advisory services through 24 mutual funds, 16 closed-end funds, a SICAV and approximately 1,700 institutional and private wealth management accounts, principally in the U.S. The investments are generally in value, growth, gold, utilities, and convertible securities.

Table I: Assets Under Management and Fund Flows - 1st Quarter 2020 (in millions)
				Fund
		Market		distributions,
	December 31,	appreciation/	Net cash	net of	March 31,
	2019	(depreciation)	flows	reinvestments	2020
Equities:
Mutual Funds	$10,481	$(2,144)	$(531)	$(8)	$7,798
Closed-end Funds	8,005	(1,723)	(64)	(134)	6,084
Institutional & PWM (a)	14,565	(3,961)	(419)	-	10,185
SICAV	594	(57)	(57)	-	480
Total Equities	33,645	(7,885)	(1,071)	(142)	24,547
Fixed Income:
100% U.S. Treasury Fund	2,810	10	118	-	2,938
Institutional & PWM	20	-	-	-	20
Total Fixed Income	2,830	10	118	-	2,958
Total Assets Under Management	$36,475	$(7,875)	$(953)	$(142)	$27,505

(a) Includes $215 and $263 of 100% U.S. Treasury Fund AUM at December 31, 2019 and March 31, 2020, respectively.

Table II
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019

Investment advisory and incentive fees	$62,273	$65,888
Distribution fees and other income	7,294	8,448
Total revenues	69,567	74,336

Compensation costs (a) (b)	29,250	30,347
Management fee expense (a)	1,665	1,449
Distribution costs	7,630	8,670
Other operating expenses	5,702	5,257
Total expenses	44,247	45,723

Operating income	25,320	28,613

Investment loss	(9,693)	(1,171)
Interest expense	(647)	(655)
Non-operating loss	(10,340)	(1,826)

Income before income taxes	14,980	26,787
Provision for income taxes	3,735	6,895
Net income	$11,245	$19,892

Net income:
Basic	$0.42	$0.70
Diluted	$0.42	$0.70

Weighted average shares outstanding:
Basic	26,687	28,507
Diluted	26,770	28,539

Actual shares outstanding (c)	27,705	28,853

(a) For the quarter ended March 31, 2019, the CEO waiver reduced compensation costs and management fee expense by $12,178 and $1,689, respectively.
(b) For the quarter ended March 31, 2020, compensation costs were reduced by $1,409 due to indexing of deferred compensation to the GBL stock price.
(c) Includes 1,041 and 425 of RSAs, respectively.

Table III
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	March 31,	December 31,
	2020	2019

ASSETS
Cash and cash equivalents	$77,834	$86,136
Investments in securities	20,817	34,273
Receivable from brokers	3,808	989
Other receivables	24,379	41,557
Deferred tax asset and income tax receivable	11,043	16,389
Other assets	9,583	10,542
Total assets	$147,464	$189,886

LIABILITIES AND STOCKHOLDERS' EQUITY
Income taxes payable and deferred tax liabilities	$219	$757
Compensation payable	21,291	64,279
Accrued expenses and other liabilities	36,413	45,942
Sub-total	57,923	110,978
Senior Notes (due June 1, 2021)	24,197	24,191
Total liabilities	82,120	135,169

Stockholders' equity	65,344	54,717

Total liabilities and stockholders' equity	$147,464	$189,886

Non-GAAP information and reconciliation:
Management believes the use of non-GAAP measures provides relevant information to allow investors to view operating trends, perform analytical comparisons and benchmark performance between periods for its core operating results. Management uses non-GAAP measures in its financial, investing and operational decision-making process, for internal reporting and as part of its forecasting and budgeting processes. GAMCO’s calculation of non-GAAP measures may not be comparable to other companies due to potential differences between companies in the method of calculation. Non-GAAP measures should not be considered a substitute for related U.S. GAAP measures.

The following table reconciles the U.S. GAAP basis amounts, as reported, to the non-GAAP measures:

	Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2020	March 31, 2019

Net income, U.S. GAAP basis	$11,245	$19,892
Impact of DCCAs on expenses and taxes (a):
Compensation costs	(1,409)	11,167
Management fee expense	-	1,449
Provision for income taxes	349	(3,027)
Total impact of DCCAs on expenses and taxes	(1,060)	9,589
Net income, as adjusted	$10,185	$29,481

Per fully diluted share:
Net income, U.S. GAAP basis	$0.42	$0.70
Impact of DCCAs	$(0.04)	$0.33
Net income, as adjusted	$0.38	$1.03

(a) The non-GAAP adjustments relate to multiple DCCAs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, the effects of the Tax Cuts and Jobs Act, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that may cause our actual results to differ from our expectations include risks associated with the duration and scope of the ongoing coronavirus pandemic resulting in volatile market conditions, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations, and the ongoing impacts of the Tax Cuts and Jobs Act with respect to tax rates and the non-deductibility of certain portions of named executive officer compensation. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report on Form 10-K and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.